Exhibit FS-5
Virginia Natural Gas Inc.
Balance Sheet
As of December 31, 2001
In millions
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Current assets
Cash and cash equivalents	$.3
Receivables
Gas (less allowance for uncollectible accounts of $0.6)	14.9
Other	1.6
Unbilled revenues	15.9
Inventories
Natural gas stored underground	2.3
Materials and supplies	0.7
Other current assets	34.1
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Total current assets	69.8
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Property, plant and equipment
Property, plant and equipment	542.3
Less accumulated depreciation	171.7
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Property, plant and equipment-net	370.6
Deferred debits and other assets
Goodwill, net of amortization of $3.9	176.2
Unrecovered postretirement benefits	4.1
Other	3.0
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Total deferred debits and other assets	183.3
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Total assets	$623.7
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Current liabilities
Accounts payable-trade	$8.3
Accrued taxes	9.4
Accrued wages and salaries	2.5
Purchased gas adjustment	16.3
Short-term debt	1.6
Customer deposits	10.3
Other	5.4
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Total current liabilities	53.8
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Accumulated deferred income taxes	2.0
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Long-term liabilities
Accrued postretirement benefit costs	13.8
Accrued pension costs	2.0
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Total long-term liabilities	15.8
Capitalization
Long-term debt	20.3
Common stock	520.4
Earnings reinvested	11.4
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Total capitalization	552.1
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Total liabilities and capitalization	$623.7
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Virginia Natural Gas Inc.
Statement of Income
For the three months ended December 31, 2001

In millions
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Operating revenues	$59.6
Cost of sales	33.0
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Operating margin	26.6
Operating expenses
Operation and maintenance	11.0
Depreciation and amortization	3.4
Taxes other than income taxes	1.4
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Total operating expenses	15.8
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Earnings before interest and taxes	10.8
Interest income	1.2
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Earnings before income taxes	9.5
Income taxes	3.7
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Net income	$5.8
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